Exhibit 99.1

News Release from Titan International, Inc.	NYSE: TWI

FOR IMMEDIATE RELEASE	Contact:	Krista Whittaker
Investor Relations Manager
October 4, 2010		(217) 221-4773
Titan Announces Expiration and Final Results of Tender Offer
QUINCY, Ill.—Titan International, Inc. (NYSE: TWI) today announced that the tender offer for its 8% Senior Unsecured Notes due 2012 (the “Senior Notes”) expired at 5:00 p.m., New York City time, on October 1, 2010 (the “Expiration Time”). As of the Expiration Time, according to information provided by the tender agent, $138,884,000 principal amount of the Senior Notes, representing 99.2% of the principal amount outstanding, had been validly tendered.
In connection with Titan’s previously announced early settlement election, Titan accepted for purchase and paid for $138,874,000 aggregate principal amount of its Senior Notes on October 1, 2010. On October 4, 2010 Titan accepted for purchase and paid for an additional $10,000 principal amount of Senior Notes that were tendered on or prior to the Expiration Time. Holders of those Senior Notes received the tender offer consideration of $1,045 US Dollars per $1,000 US Dollars principal amount of Senior Notes, which does not include the consent payment of $30 US Dollars per $1,000 US Dollars principal amount of Senior Notes.
Titan has engaged Goldman, Sachs & Co. as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer or the consent solicitations should contact Goldman, Sachs & Co. at (800) 828-3182 or collect at (212) 902-5128.
The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal, copies of which may be obtained from Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer and consent solicitation, at (212) 430-3774 (for banks and brokers) or (866) 873-7700 (for noteholders).
This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Senior Notes. The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement that Titan is distributing to holders of the Senior Notes. The tender offer and consent solicitation are not being made to holders of Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.
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2701 SPRUCE STREET • QUINCY, ILLINOIS 62301 • (217) 228-6011 • www.titan-intl.com